EXHIBIT 10.2

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE AGREEMENT (the “FIRST Amendment”) is made as of this 21st day of August, 2015 by and between Bay Pacific East South Temple, LLC, a Utah Limited Liability Company (“Landlord”) and Great Basin Scientific Inc., a Delaware Corporation (“Tenant”) with reference to the following facts:

A.	Landlord and Tenant entered into a certain Lease Agreement dated August 11, 2015 (the “Lease”);

B.	Landlord is the Owner of that certain building located at 420 E. South Temple, Salt Lake City, Utah (“Property”);

C.	Landlord and Tenant desire to further amend the Lease by expanding the Premises to include suite 420 on a month to month basis and other terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Definitions. Each capitalized term used in this First Amendment to Lease shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2.	Expansion Premises. Effective On or before September 1, 2015, Tenant shall lease from Landlord suite 420 containing 6,088 rentable square feet. (See Exhibit A)

3.
Lease Term for Expansion Premises.  Effective On or before September 1, 2015, the Lease Term for the Expansion Premises shall be on a month to month basis.  Either Landlord or Tenant shall be able to cancel the month to month tenancy by providing the other party with 30 days prior written notice.

4.	Monthly Base Rent. Effective On or before September 1, 2015, Monthly Base Rent for the Expansion Premises shall be at the rental rate as Tenant’s Lease which equates to $8,437.00 per month.

5.	Condition of Premises. Tenant shall accept the Expansion Premises in its “as is” condition; however, Landlord shall have the space professionally cleaned including steam leaning the carpets.

6.
Binding.  The Lease, as amended, shall continue in full force and effect, subject to the terms and provisions thereof and hereof.  In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control.  This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

7.
Broker.  Landlord & Tenant represent that except for Newmark Grubb ACRES and Internet Properties (the “Brokers”), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this First Amendment, and no other such person initiated or participated in the negotiation of this First Amendment or is entitled to any commission in connection herewith.  Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorney’s fees) arising from either (a) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this First Amendment, or (b) a claim of, or right to lien under the statutes of Utah relating to real estate broker liens with respect to any such broker retained by Tenant.

8.	Full force and effect. All other terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

WITNESS/ATTEST		TENANT: GREAT BASIN SCIENTIFIC

By:	/s/ Sandra Neilsen	By:	/s/ Ryan Ashton
Name:	Sandra Neilsen	Name:	Ryan Ashton
Title;	Vice President of Sales and Marketing	Title:	President, CEO

WITNESS/ATTEST		LANDLORD: BAY PACIFIC EAST SOUTH TEMPLE, LLC, A UTAH LIMITED LIABILITY COMPANY

By:	/s/ Christine Coroneo	By:	/s/ E. Hanson
Name:	Christine Coroneo	Name:	E. Hanson
Title;	Manager/Broker	Title:	Managing Member

Exhibit A

EXPANSION PREMISES